Exhibit 99.1

Popular, Inc. Announces Pricing of Public Offering of $450,000,000 Principal Amount of 7.000% Senior Notes due 2019

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--June 26, 2014--Popular, Inc. (“Popular”) (NASDAQ:BPOP) announced today that it has agreed to sell an aggregate of $450,000,000 principal amount of its 7.000% Senior Notes due 2019 (the “Senior Notes”). Popular intends to use approximately $400 million of the net proceeds from the offering plus available cash to redeem its junior subordinated debentures held by Popular Capital Trust III (the “Trust”), at a redemption price of 100% of the principal amount outstanding, plus accrued and unpaid interest. The Trust will in turn redeem the $935 million of its trust capital securities held by the U.S. Treasury. The trust capital securities were issued to the U.S. Treasury in August 2009 in exchange for the 935,000 shares of Popular’s Series C preferred stock initially issued in December 2008 to the U.S. Treasury under the TARP Capital Purchase Program. Popular intends to use the remaining net proceeds from the offering to provide additional liquidity to the holding company.

The Senior Notes will bear interest at a rate of 7% per year, payable on January 1 and July 1 of each year, commencing on January 1, 2015. The Senior Notes will mature on July 1, 2019.

J.P. Morgan Securities LLC is serving as Capital Advisor related to Popular’s capital plan and TARP repayment acting as the sole book-running manager of the offering. Goldman, Sachs & Co. is acting as senior co-manager and Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Drexel Hamilton, LLC, Guggenheim Securities, LLC, Keefe, Bruyette & Woods, Inc., Nomura Securities International, Inc., Popular Securities, LLC, RBC Capital Markets, LLC, Sandler O’Neill & Partners, L.P. and Wells Fargo Securities, LLC are acting as co-managers of the offering. The offering is being conducted as a public offering by means of a prospectus supplement filed as part of an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on Form S-3. Popular expects to close the offering on or about July 1, 2014.

Before investing in the offering, interested parties may read the prospectus supplement and the accompanying prospectus for the offering and the other documents Popular has filed with the SEC, which are incorporated by reference in the prospectus supplement and the accompanying prospectus and provide more complete information about Popular and the offering. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, from J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk or by calling (212)-834-4533. Electronic copies of the prospectus supplement may be obtained by visiting EDGAR on the SEC's website at http://www.sec.gov/.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended. Any offer, if at all, will be made only by means of a prospectus supplement and the accompanying prospectus, forming a part of the effective registration statement.

About Popular, Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. In the United States, Popular has established a community-banking franchise that does business as Popular Community Bank, providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital and the impact of proposed capital standards on our capital ratios; (v) the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on our businesses, business practices and cost of operations; (vi) regulatory approvals that may be necessary to undertake certain actions or consummate strategic transactions such as acquisitions and dispositions; (vii) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (viii) the performance of the stock and bond markets; (ix) competition in the financial services industry; (x) additional Federal Deposit Insurance Corporation assessments; (xi) the resolution of our dispute with the FDIC under our loss share agreement entered into in connection with the Westernbank-FDIC assisted transaction; and (xiii) possible legislative, tax or regulatory changes. For a discussion of such factors and certain risks and uncertainties to which Popular is subject, see Popular’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the three months ended March 31, 2014 and its other filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, Popular assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
or
Media Relations:
Senior Vice President
Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)